Exhibit 3.5
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLORI ENERGY INC.
     The undersigned, for the purpose of amending the Restated Certificate of Incorporation of Glori Energy Inc. filed on December 30, 2011, hereby certifies as follows:
     1. The name of the corporation is Glori Energy Inc. (the “Corporation”).
     2. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 22, 2005 under the name Glori Oil Limited. A restated certificate of incorporation was filed on February 16, 2006, November 29, 2006, July 12, 2007 and on October 15, 2009. Thereafter an Amendment to the restated certificate of incorporation filed on October 15, 2009 was filed on May 26, 2010 and an Amendment to the restated certificate of incorporation filed on October 15, 2009, as amended, was filed on May 31, 2011 which included a change of name of the Corporation from Glori Oil Limited to Glori Energy Inc. An amended and restated certificate of incorporation was filed on December 30, 2011 (the “Restated Certificate of Incorporation”).
     3. The Restated Certificate of Incorporation is hereby amended as follows:
     (i) by deleting the first paragraph of Article FOURTH of the Restated Certificate of Incorporation and by substituting in lieu thereof the following new first paragraph of Article Fourth as follows:
     “FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,719,511 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which (A) 521,852 shares are hereby designated as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), (B) 2,901,052 shares are hereby designated as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) and (C) 7,296,607 shares are hereby designated Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”).”
     (ii) by adding a new subsection 3.5 of Article Fourth, Section B of the Restated Certificate of Incorporation as follows:
     “Section 3.5. The prior written approval of Texas ACP II, L.P. (“ACP II”), a

Texas limited partnership and holder of an equity interest in the Corporation, is required for the relocation of the principal business operations of the Corporation for a period of 90 days after the day of filing of this Certificate of Amendment.”
     (iii) by deleting the second sentence in subsection 4.1.1(c) of Article Fourth, Section B and by substituting in lieu thereof the following new second to last sentence of subsection 4.1.1(c) of Article Fourth, Section B as follows:
     “For the purposes hereof, (i) a “Qualified Private Equity Financing” shall mean a bona fide, privately-placed issuance and sale of shares of capital stock of the Corporation for capital raising purposes (the “Investor Stock”), in one transaction or a series of related transactions approved by the Corporation’s Board of Directors and pursuant to the provisions of Section 3.3, to one or more new investors that, prior to such issuance and sale, were not holders of the Corporation’s capital stock (the “New Investors”), and with gross proceeds to the Corporation of at least $10,000,000, and (ii) the “Discounted Investor Stock Sale Price” shall mean the lowest consideration per share of Investor Stock paid by the New Investors at the initial Closing of such Qualified Private Equity Financing, as determined in good faith by the Board of Directors of the Corporation, multiplied by (A) 60%, in the case of a Qualified Private Equity Financing that occurs on or prior to the first anniversary of the Original Issue Date or (B) 40%, in the case of a Qualified Private Equity Financing that occurs on or after the first anniversary of the Original Issue Date.”
     4. This Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).
     5. This Amendment to the Restated Certificate was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Restated Certificate of Incorporation of the Corporation to be signed by its duly authorized officer this 19th day of January, 2012.

GLORI ENERGY INC.
/s/ Stuart Page
By: Stuart Page
Its: President and Chief Executive Officer